120 Albany Street Suite 450, Tower II New Brunswick, NJ 08901 Tel: 732-509-9100 Fax: 732-509-9101 www.thexchange.com

March 15, 2004

Steven Heap
12408 Fairfax Station Road
Clifton, VA 20124

Dear Steve:

On behalf of Arbinet-thexchange, I am pleased to offer you the position of CTO & Vice President Business Development based in Herndon, Virginia. You will report to me effective March 16, 2004.

Your starting compensation will be $150,000 per annum paid semi-monthly and you will be eligible for a bonus of up to 25% of your salary based upon the achievement of the Company's and individual assigned performance goals. The bonus will be paid as Profit Sharing of 10% of Net Income (paid quarterly, in arrears) for businesses you launch, provided that such Incentive Compensation does not exceed $100,000 per annum, but shall be no less than $25,000 annually. You will be paid a one-time signing bonus of $10,000 upon the start of your employment. This position is considered a full-time, exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 hours in a given work week.

You will also be eligible to participate in the Company's employee stock option plan. Under the option plan and subject to the Company's board of directors and compensation committee approval, the Company will grant you an option to purchase 650,000 shares of common stock of the Company at a per share exercise price to be set by the Board of Directors. These options will be granted on the first day of employment pursuant to a stock option agreement and vest over a 4-year period. Twenty-five percent of these options will vest after your completion of one year of employment with the Company. The remaining options will vest monthly (for so long as you remain employed by the Company) over the subsequent three years (please see attached vesting schedule). These options will be subject to various restrictions, including restrictions on transfer, forfeiture and repurchase provisions. Further details regarding the option plan will be provided to you once you have been granted options.

In addition to your compensation, you will be eligible to receive benefits that are offered to all full-time Arbinet-thexchange employees. These benefits are described in the enclosed materials along with a copy of the employee handbook, which describes the Company's policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook to Human Resources on or prior to your first day of employment.

Steven Heap March 15, 2004 Page 2 of 3

The Company's vacation year runs from January 1st to December 31st and you will be eligible for a 3-week vacation, which is accrued based on your date of hire as explained in the handbook. Requests for holiday and vacation must be approved by your manager to ensure adequate staffing of the department.

It is understood that your employment at the Company, will be on an "at will" basis. This means that you or the Company may terminate our employment relationship at any time, for any reason, with or without cause, and without notice. Nothing in this letter creates any express or implied contract to the contrary. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement.

In the event that your employment is terminated without cause, the Company will pay you (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to six (6) months base salary at the rate in effect on the date of termination and (iii) COBRA coverage payable under the Company health or welfare plan for you and your dependents during the six (6) month period following the date of termination.

In the event that your employment is terminated for any other reason, including cause, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination. For the purposes of this letter "cause" shall mean any of the following: (i) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company, (ii) conviction of or plea of guilty or any plea other than "not guilty" to a felony, (iii) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach, (iv) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates or (v) failure to achieve assigned performance goals.

Your offer of employment is contingent on verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986, which requires us to verify your employment eligibility. On the first day of work, please bring documents that show both your identification and authorization to work in the United States. These documents can be a U.S. birth certificate or social security card and driver's license; a U.S. passport; or a Certificate of Naturalization.

Steven Heap March 15, 2004 Page 3 of 3

This offer constitutes the entire understanding between you and the Company and supersedes all previous verbal and written representations and agreements relating to your employment by the Company.

If you agree to these terms, please sign and return this offer letter, to Kathy Cunningham, Human Resources Manager by Tuesday, March 16, 2004.
Accepted by:

Sincerely,
/s/ J. Curt Hockemeier
J. Curt Hockemeier
President and Chief Executive Officer

Accepted by:
/s/ Steven Heap
Date: 3/15/2004